Exhibit 2.1

FIRST AMENDMENT TO SHARE SALE AGREEMENT

This FIRST AMENDMENT TO SHARE SALE AGREEMENT (“First Amendment”) dated as of June 30, 2017 is made by and among CHEVRON ORONITE COMPANY LLC, a Delaware limited liability company, with offices at 6001 Bollinger Canyon Road, San Ramon, California 94583 (“Oronite”), LUIS AVELINO MOLINA MONTES, an individual resident of Mexico, individually and in his capacity as agent and attorney-in-fact (“Local Sellers’ Representative”) for and on behalf of each of the persons other than Mr. Molina listed in Annex A attached hereto (Mr. Molina together with such other persons listed on Annex A, individually a “Local Seller” and collectively the “Local Sellers”, and the Local Sellers together with Oronite, individually a “Seller” and collectively “Sellers”), under and in accordance with the Power of Attorney and Appointment of Local Sellers’ Representative set forth on Exhibit B to the Agreement (as defined in the Recitals below), AFTON CHEMICAL DE MÉXICO S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States, with offices at Av. Insurgentes Sur No. 826, Piso 7, Col. Del Valle Centro, Ciudad de México, C.P. 03100 México (“Buyer”), NEWMARKET CORPORATION, a Virginia corporation with offices at 330 South Fourth Street, Richmond, Virginia 23219 (“Buyer Guarantor”), ADITIVOS MEXICANOS, S.A. DE C.V, a sociedad anónima de capital variable organized under the laws of the United Mexican States, with offices at Corporativo MCS, Piso 14 Oficina 1401, Av. Miguel de Cervantes Saavedra 193, Col. Granada, 11520 México City, México (the “Company”), and AFTON CHEMICAL CORPORATION, a Delaware corporation, with offices at 500 Spring Street, Richmond, Virginia 23219 (“Afton Chemical”). “Party” means the Company, Buyer, Buyer Guarantor, Oronite, each Local Seller (represented by the Local Sellers’ Representative) and Afton Chemical, and “Parties” means two or more of any of them (as the context requires). Capitalized words used but not defined herein shall have the respective meanings assigned to such terms in the Agreement.

RECITALS

A.	The Parties hereto are also all of the Parties to that certain Share Sale Agreement, dated December 16, 2016 (“Agreement”), pursuant to which, among other things, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase from Sellers, the Shares owned by Sellers on the terms and conditions set out therein.

B.	The Parties wish to amend the Agreement as provided herein.

C.	Pursuant to Section 18.3 of the Agreement, no amendment thereto shall be effective unless made in writing and signed by authorized representatives of all Parties.

D.	In consideration of the foregoing premises (which are incorporated and made part of this First Amendment by this reference) and the mutual promises set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.	AMENDMENTS

1.1	Modification of Recitals. Recital “A” of the Agreement is hereby amended and restated to be and read in its entirety as follows:

“The Local Sellers collectively own 554,758 common shares of the Company’s capital stock, and Oronite owns 379,436 common shares of the Company’s capital stock. Accordingly, Sellers collectively own

934,194 common shares of the Company representing in excess of 99% of the issued and outstanding common shares of the Company’s capital stock (the “Shares”).”

1.2	Expanded and Amended List of Local Sellers. The list of Local Sellers set out as Exhibit A to each of the Agreement, the Buyer Guaranty, the Local Sellers’ Escrow Agreement and the Purchase Price Adjustment Escrow Agreement is hereby amended and restated to be and read in its entirety as set out in Annex A attached hereto.

1.3	Additional Power of Attorney and Appointment of Local Seller’s Representative. The Power of Attorney and Appointment of Local Seller’s Representative in the form set out as Exhibit B to each of the Agreement, the Buyer Guaranty, the Local Sellers’ Escrow Agreement and the Purchase Price Adjustment Escrow Agreement is hereby supplemented by including therein the additional Power of Attorney and Appointment set out in Annex B attached hereto.

1.4	Modified Form of Amendment to Contract dated September 1, 2012. The form of Amendment to Contract dated September 1, 2012 in the form set out as Exhibit F to the Agreement is hereby amended and restated to be and read in its entirety as set out in Annex C attached hereto.

1.5	Modified Form of Technology License Agreement. The form of Technology License Agreement in the form set out as Exhibit H to the Agreement is hereby amended and restated to be and read in its entirety as set out in Annex D attached hereto.

1.6	Modification of “Local Sellers’ Trustee”. The definition of “Local Sellers’ Trustee” set forth in Section 1.1(A)(80) of the Agreement is hereby amended and restated to be and read in its entirety as follows:

“ “Local Sellers’ Trustee” means Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero.”

1.7	Modification of Currency Conversion Convention. Section 2.5(A) of the Agreement is hereby amended and restated to be and read in its entirety as follows:

“All payments hereunder and all determinations of Losses and other amounts required or calculated pursuant to this Agreement, including all calculations made pursuant to Exhibit C, shall be denominated in U.S. Dollars, and if any amounts used to calculate any such payments or other determinations of amounts are denominated in MXN Pesos, such amounts shall be converted to U.S. Dollars (rounded to two decimal places) using the average (rounded to four decimal places) currency exchange rate published by the Central Bank of Mexico (Banco de México) in the Federal Official Gazette (Diario Oficial de la Federación) for the Business Days in the period beginning on May 19, 2017 and ending on June 21, 2017.”

1.8	Clarification of Meaning of “Oronite Indemnitees”. The words “the Oronite Indemnitees” in the proviso to Section 11.4 of the Agreement are hereby amended and restated to be and read “Oronite and its Affiliates”.

1.9	Special Payments to Luis Fernando Molina Casas. Compliance with the Agreement (including Section 4.1(I) thereof) is hereby waived in respect of each of the following, it being understood and agreed by all Parties that the execution and delivery or effectiveness of neither of the following shall be a Condition Precedent to any Party’s obligations to sell and purchase the Shares pursuant to the Agreement:

(A)	Any payments to Luis Fernando Molina Casas (“LFM”), Director General of the Company, pursuant to a proposed Confidentiality and Non-Compete Agreement, contemplated to be entered into prior to the Closing by and among the Company, Oronite, Afton Chemical, Buyer and LFM, in substantially the form set out in Annex E attached hereto (the “Confidentiality and Non-Compete Agreement”); and

(B)	Any payments to LFM pursuant to a Shareholder Allocation Agreement, contemplated to be entered into prior to the Closing by and among Oronite, the Local Sellers’ Representative and LFM, in substantially the form set out in Annex F attached hereto (the “Shareholder Agreement”).

Buyer acknowledges and agrees, for itself and all Buyer Indemnitees, that Sellers and their respective Affiliates shall have no liability whatsoever under Section 11 of the Agreement for any Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees resulting from or attributable to the Confidentiality and Non-Compete Agreement or any transactions or events contemplated thereby.

Sellers acknowledge and agree, for themselves and all Seller Indemnitees, that Buyer and its Affiliates shall have no liability whatsoever under Section 11 of the Agreement for any Losses incurred or sustained by, or imposed upon, any of the Seller Indemnitees resulting from or attributable to the Shareholder Agreement or any transactions or events contemplated thereby.

1.10	Pension Plan Matters.

(A)

All Parties acknowledge that, effective as of February 1, 2017, the Company adopted a new private pension plan (the “Company’s Pension Plan”) which is now operative allowing eligible participants to retire and qualify for benefits thereunder and replacing the Company’s prior private pension plan (the “2012 Pension Plan”). All Parties also acknowledge that each of LFM and Rafael Luis Suárez Sánchez (“RLS”), Financial and Administrative Manager of the Company, has indicated that he will resign from employment by the Company effective on or prior to June 30, 2017 and retire under the Company’s Pension Plan and elect at that time to receive a lump sum payment of pension benefits (rather than monthly payments of pension benefits) as follows: (1) to LFM, 38,659,313 MXN Pesos due as part of the Defined Benefit (Componente de Beneficio Definido); and (2) to RLS, 10,413,177 MXN Pesos due as part of the Defined Benefit (Componente de Beneficio Definido) (with respect to LFM and RLS, the amounts due as Defined Benefit (Componente de Beneficio Definido) together, the “Lump Sum Payments”). Buyer Guarantor and the other parties to the Buyer Guaranty hereby agree, for the benefit of LFM and RLS, that the Buyer Guaranty shall cover and be applicable to any failure of the Company to make the Lump Sum Payments due to each of LFM and RLS pursuant to the terms and conditions of the Company’s Pension Plan. LFM and RLS are intended third party beneficiaries of this Section 1.10(A). With respect to the Defined Contribution for Company Contributions (Componente de Contribución Definida por las Aportaciones de la Empresa) for each of LFM and RLS, the Company will distribute the applicable amounts in MXN Pesos (based on the documentation of the Company’s Pension Plan) to LFM and RLS in a manner consistent with the Company’s Pension Plan and applicable Law.

(B)	In view of the foregoing:

(1)	Compliance with the Agreement (including Section 4.1(I) thereof) is hereby waived in respect of the adoption of the Company’s Pension Plan, subject to the remaining provisions of this Section 1.10(B).

(2)	The definition of “Target Working Capital” set forth in Section 1.1(A)(122) of the Agreement is hereby amended and restated to be and read in its entirety as follows:

““Target Working Capital” means the sum of:

(a)	US$13,454,000 multiplied by a fraction the numerator of which is the total number of Shares held by all Sellers and the denominator is the total number of outstanding shares of capital stock of the Company as of the Closing; plus

(b)	US$2,670,698.91 in respect of the resignations of LFM and RLS and their retirement under the Company’s Pension Plan effective prior to Closing and their election at that time to receive the Lump Sum Payments.”

(3)	Section 11.2 of the Agreement is hereby amended by inserting the following text as new Section 11.2(F):

“(F)	any increase in the benefits payable under the Company’s Pension Plan (exclusively as those terms are in effect as of the Closing) to any eligible plan participant who retires after the Closing, compared to the benefits that would have been payable to that employee (based on the same retirement date) if the 2012 Pension Plan was still operative at the time of that employee’s retirement and had not been replaced by the Company’s Pension Plan.”

(4)	Exhibit C to the Agreement (Working Capital, Closing Payment and Final Closing Payment Calculation Procedure) is hereby amended by:

(a)	inserting the following text as a new Section 1.3(B) thereto:

“(B)	exclude the effects of the Lump Sum Payments;”

(b)	renumbering the existing Sections 1.3(B), 1.3(C) and 1.3(D) thereto as Sections 1.3(C), 1.3(D) and 1.3(E), respectively; and

(c)	amending the reference to “Section 1.3(A)” in renumbered Section1.3(D) to be and read as follows:

“Sections 1.3(A), 1.3(B) and 1.3(C)”.

(C)	Except with respect to the indemnity obligations set forth in Section 1.10(B)(3) of this First Amendment and/or any indemnity obligations arising under Section 11.2(A) of the Agreement, Sellers shall have no liability under Section 11 of the Agreement for any Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees resulting from or attributable to the adoption of the Company’s Pension Plan, the funding status of the Company’s Pension Plan, the pre-Closing retirement of either or both of LFM and RLS and either or both of such individual’s election, with the Company’s approval, to receive a lump sum payment of pension benefits, or any post-Closing retirement by any Company employee.

2.	MISCELLANEOUS

2.1	Integration. Except to the extent modified by this First Amendment, the Agreement shall continue in full force and effect, and the Agreement (including the Exhibits and Schedules thereto), as amended hereby (including the Annexes hereto), comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement and this First Amendment, and supersedes all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the Effective Date.

2.2	Binding Effect. This First Amendment, when executed by authorized representatives of all Parties, shall have been effected in accordance with Section 18.3 of the Agreement and accordingly shall be binding on each of the Parties.

2.3	Governing Law. This First Amendment is governed by and interpreted under the laws of the State of Delaware, without regard to its choice of law rules.

2.4	Counterparts. This First Amendment may be executed in any number of counterparts, each of which will be deemed an original of this Agreement, and which together will constitute one and the same instrument; provided, that no Party shall be bound to this First Amendment unless and until all Parties have executed a counterpart. Signatures delivered via facsimile or other electronic transmission (including PDF) shall be binding.

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The Parties have executed this First Amendment as evidenced by the following signatures by the authorized representatives of the Parties:

CHEVRON ORONITE COMPANY LLC		AFTON CHEMICAL DE MÉXICO S.A. DE C.V.

Signature:		Signature:

/s/ Ian R. Daniel		/s/ Robert A. Shama
Name:	Ian R. Daniel	Name:	Robert A. Shama
Title:	Attorney-In-Fact	Title:	Attorney-In-Fact

LOCAL SELLERS’ REPRESENTATIVE, individually and for and on behalf of each of the other Local Sellers		NEWMARKET CORPORATION

Signature:		Signature:

/s/ Luis Avelino Molina Montes		/s/ Brian D. Paliotti
Name:	Luis Avelino Molina Montes	Name:	Brian D. Paliotti
		Title:	Vice President & Chief Financial Officer

ADITIVOS MEXICANOS, S.A. DE C.V.		AFTON CHEMICAL CORPORATION

Signature:		Signature:

/s/ Gabriel Perez Aguiar Arcco		/s/ Robert A. Shama
Name:	Gabriel Perez Aguiar Arcco	Name:	Robert A. Shama
Title:	Attorney-In-Fact	Title:	President

[Signature Page to First Amendment to Share Sale Agreement]